Exhibit 3.25

COMMONWEALTH OF VIRGINA STATE CORPORATION COMMISSION Office of the Clerk

June 28, 2018

KATIE E BUSH

C T CORPORATION SYSTEM

4701 COX RD STE 285

GLEN ALLEN, VA 23060

RECEIPT

RE:	HII Mechanical Inc.

ID:	0105506 - 0

DCN:	18-06-27-1205

Dear Customer:

This is your receipt for $25.00 to cover the fee(s) for filing articles of amendment for a corporation with this office.

The effective date of the amendment is July 2, 2018.

Note: Prior to the effective date of this filing, the name of the above-referenced corporation was NEWPORT NEWS INDUSTRIAL CORPORATION.

This is also your receipt for $100.00 to cover the fee(s) for expedited service(s).

Thank you for contacting our office. If you have any questions, please call (804) 371-9733 or toll-free in Virginia, (866) 722-2551.

Sincerely,

Joel H. Peck
Clerk of the Commission

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P.O. Box 1197, Richmond, VA 23218-1197

Tyler Building, First Floor, 1300 East Main Street, Richmond, VA 23219-3630

Clerk’s Office (804) 371-9733 or (866) 722-2551 (toll-free in Virginia) www.scc.virginia.gov/clk

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, JUNE 28, 2018

The State Corporation Commission has found the accompanying articles submitted on behalf of

HII Mechanical Inc. (formerly NEWPORT NEWS INDUSTRIAL CORPORATION)

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective July 2, 2018.

The corporation is granted the authority conferred on it by law in accordance with the article, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By

Mark C. Christie
Commissioner

18-06-27-1205

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